UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2009

Invesco Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-13908	98-0557567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Peachtree Street, N.E., Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 892-0896

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 28, 2009, the Board appointed Phoebe A. Wood as a new director, with a term commencing January 1, 2010.  Ms. Wood is currently a principal at Companies Wood and most recently served as Vice Chairman and Chief Financial Officer of Brown-Forman Corporation.  Prior to Brown-Forman, Ms. Wood was Vice President, Chief Financial Officer and a Director of Propel Corporation from 2000-2001. Previously, Ms. Wood served in various capacities, the latest as Vice President of Finance, Planning and Control, during her tenure at Atlantic Richfield Company (ARCO) from 1976-2000.  Ms. Wood currently serves on the Board of Directors and as a member of the Compensation and Audit Committees of Leggett & Platt, Incorporated, as well as on the Board of Directors of the American Printing House for the Blind. Ms. Wood received her A.B. degree from Smith College and her M.B.A. from University of California Los Angeles.

In addition to being appointed to the Board, Ms. Wood has been appointed to the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee.

Ms. Wood will participate in the following standard fee arrangements for non-executive directors for 2010. She will receive the annual basic fee in the amount of $120,000 in cash, as well as an award of shares in the aggregate amount of $95,000. Such shares are paid in four quarterly installments of $23,750, each of which is paid on the second business day following the public announcement of the company’s quarterly earnings results. It is the policy of the Board that such shares will not be sold or otherwise disposed of during the period of the recipient’s service on the Board.

A copy of the press release issued by the company in connection with the above is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated December 28, 2009, issued by Invesco Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Invesco Ltd.

By:	/s/ Kevin M. Carome
Kevin M. Carome
Senior Managing Director and General Counsel

Date: December 29, 2009

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated December 28, 2009, issued by Invesco Ltd.